May 16, 2012

Eagle Rock Announces Results of May 15, 2012 Warrant Exercise

Eagle Rock Energy Partners, L.P. (the “Partnership” or “Eagle Rock”) announced today that 2,140,964 warrants (NASDAQ: EROCW) were exercised for an equivalent number of newly issued common units (NASDAQ: EROC) on May 15, 2012, for which the Partnership will receive proceeds of approximately $12.8 million. The Partnership intends to use the proceeds from the warrant exercise to repay outstanding borrowings under its revolving credit facility. As previously noted, this was the final exercise date and the remaining unexercised warrants have expired.
About the Partnership
The Partnership is a growth-oriented master limited partnership engaged in two businesses: a) midstream, which includes (i) gathering, compressing, treating, processing and transporting natural gas; (ii) fractionating and transporting natural gas liquids (“NGLs”); (iii) crude oil logistics and marketing; and (iv) natural gas marketing and trading; and b) upstream, which includes exploiting, developing, and producing hydrocarbons in oil and natural gas properties.

Contacts:
Eagle Rock Energy Partners, L.P.
Jeff Wood, 281-408-1203
Senior Vice President and Chief Financial Officer
Adam Altsuler, 281-408-1350
Director, Corporate Finance and Investor Relations